Rural Cellular Corporation
302 Mountain View Drive
Suite 200
Colchester, VT 05446

October 30, 2003

Rural Cellular Corporation
3905 Dakota Street SW
P.O. Box 2000
Alexandria, MN 56308-2000

Ladies and Gentlemen:

     In connection with the registration under the Securities Act of 1933, as amended (the “Act”), of $325,000,000 aggregate principal amount of the 9 7/8% Series B Senior Notes due 2010 (the “Exchange Notes”) of Rural Cellular Corporation (the “Company”) to be issued in exchange for the Company’s outstanding unregistered 9 7/8% Senior Notes due 2010 pursuant to (a) the Indenture dated as of August 1, 2003 (the “Indenture”) by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”), and (b) the Registration Rights Agreement dated as of August 1, 2003 (the “Registration Rights Agreement”) by and among the Company, Lehman Brothers Inc. and Morgan Stanley & Co. Incorporated, I have examined such corporate records, certificates, and other documents, and considered such questions of law, as I have considered necessary or appropriate for the purposes of this opinion. Capitalized terms used herein that are not defined herein shall have the meaning given to such terms in the Indenture.

     Based on that examination, it is my opinion that:

      The execution and delivery of the Exchange Notes and the performance by the Company of its obligations thereunder do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument of which I am aware to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound or to which any of the property or assets of the Company or any of its Subsidiaries is subject, except for any such conflicts, breaches, violations or defaults as would not have, individually or in the aggregate, a material adverse effect (other than (i) the Indenture, dated May 14, 1998, between the Company, as Issuer, and Norwest Bank Minnesota, N.A., as Trustee, with respect to $175,000,000 in aggregate principal amount of the Company's 9 5/8% Senior Subordinated Notes due 2008, (ii) the Indenture, dated January 16, 2002, between the Company, as Issuer, and Wells Fargo Bank Minnesota, N.A., as Trustee, with respect to $500,000,000 in aggregate principal amount of the Company's 9 3/4% Senior Subordinated Notes due 2010 or (iii) the Credit Agreement).

     In rendering this opinion, I have relied as to certain matters on information obtained from public officials and other sources believed by me to be responsible and have assumed (i) the due authorization, execution, and delivery of the Indenture by the Trustee, (ii) that the Exchange Notes will conform to the specimens thereof examined by me, (iii) that the Trustee’s certificates of authentication of the Exchange Notes will be manually signed by one of the Trustee’s authorized officers, and (iv) that the signatures on all documents examined by me are genuine and each copy of a manually signed document provided to me conforms to the manually signed original, assumptions which I have not independently verified.

     I note that certain of these agreements and instruments are governed by laws other than the laws of Vermont or Massachusetts. My opinions expressed herein are based solely upon my understanding of the plain language of such agreements or instruments, and I do not express any opinion with respect to the validity, binding nature, or enforceability of any such agreement or instrument, and I do not assume any responsibility with respect to the effect on the opinions or statements set forth herein of any interpretation thereof inconsistent with such understanding.

     I hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the prospectus forming a part of the Registration Statement.

Very truly yours,

/s/ Elizabeth L. Kohler

Elizabeth L. Kohler, Esq.